Exhibit 99.1

VITAMIN SHOPPE, INC.

2101 91st Street North Bergen, NJ07047 (201) 624-3000 www.vitaminshoppe.com	NEWS RELEASE

Vitamin Shoppe, Inc. Announces Record Fourth Quarter 2011 Results

Vitamin Shoppe Voted #1 Vitamin Store Three Years in a Row by ConsumerLab.com Survey

Fourth Quarter Highlights:

•	Comparable store sales grew 6.5%

•	Net sales increased 19.2%

•	Operating income rose 46.3%

•	Fully diluted EPS of $0.32, or $0.38 excluding non-operating items

•	Opened 14 stores during the quarter

NORTH BERGEN, N.J., February 28, 2012 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal fourth quarter ended December 31, 2011. Fiscal fourth quarter 2011 was a 14-week quarter while fiscal fourth quarter 2010 was 13 weeks. Net sales in fiscal fourth quarter 2011 advanced 19.2% while operating income rose 46.3%. During the period, the company reported fully diluted earnings per share (EPS) of $0.32, an increase from $0.21 in fiscal fourth quarter 2010. EPS was $0.38 in fiscal fourth quarter 2011 after excluding non-cash charges of $0.02 per share for store closure and impairment expenses and $0.04 per share for tax adjustments, including an increase in reserves for uncertain tax positions.

Commenting on the results, Tony Truesdale, Chief Executive Officer of the Company stated, “Again we are pleased with the consistent results we achieved this quarter. We delivered our 25th consecutive quarter of positive comparable sales growth. Revenue was robust, merchandise margins strong, operating margins expanded and earnings per share grew at a healthy double-digit pace. Our in-store experience and our website are all resonating with our customers.” Added, Mr. Truesdale, “I want to thank all the Vitamin Shoppe team members for their contributions. It is due to all their hard work that we were able to successfully execute our strategic initiatives and deliver another quarter and year of outstanding financial results.”

Mr. Truesdale further commented, “Our growth plan is on track, and we are successfully executing on our business model. We continue to invest in the marketing initiatives which are driving customers to our stores and to our website. I am pleased that our results exceeded our expectations as we continue to strengthen the foundation that will enable us to deliver long-term consistent growth and shareholder value.”

Fiscal Fourth Quarter 2011 Results

Net sales increased $34.6 million, or 19.2%, to $214.9 million for the three months ended December 31, 2011, compared with $180.3 million for the three months ended December 25, 2010. After adjusting for the extra week in 2011, net sales increased $19.0 million, or 10.6%. This increase was the result of the growth in comparable store sales predominantly driven by traffic, growth from new stores and a 9.3% increase in direct sales as the result of a 13.2% increase in e-commerce sales.

Overall store sales for the fiscal 2011 fourth quarter excluding the extra week grew as a result of an increase in non-comparable store sales of $6.9 million and an increase in comparable store sales of $10.2 million, or 6.5%. The Company opened 14 stores in the quarter. Total store count was 528 as of December 31, 2011, compared with 484 on December 25, 2010.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $19.7 million, or 16.3%, to $140.3 million for the three months ended December 31, 2011, compared with $120.6 million for the three months ended December 25, 2010.

Gross profit increased $14.9 million, or 24.9%, to $74.5 million for the fiscal 2011 fourth quarter, compared with $59.7 million for fiscal fourth quarter 2010. Gross profit as a percentage of net sales was 34.7% for the quarter ended December 31, 2011, up from 33.1% in fiscal fourth quarter 2010. The improvement reflects leverage on occupancy, driven by comparable sales growth and the benefit from the additional week in the quarter, as well as ongoing improvement in inventory management.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $9.2 million, or 19.4%, to $56.5 million for the 14 weeks ended December 31, 2011, compared with $47.4 million for the 13 weeks ended December 25, 2010. SG&A as a percentage of net sales was 26.3% for both the fiscal 2011 and 2010 fourth quarters. The fiscal fourth quarter 2011 included approximately $1.3 million or 0.6% of sales in non-cash store closing and impairment expenses. SG&A as a percentage of sales, excluding the store closing and impairment expense, was 25.7% for the fiscal 2011 fourth quarter as compared to 26.3% in fiscal 2010 fourth quarter. The improvement reflects the maturation of the store base, strong comparable store sales, as well as the company’s ability to leverage costs over a larger store base and expense discipline.

Income from operations increased $5.7 million, or 46.3%, to $18.0 million for the three months ended December 31, 2011, compared with $12.3 million for the three months ended December 25, 2010. Excluding the non-cash store closing and impairment expenses, income from operations would have been $19.3 million. Income from operations as a percentage of net sales increased to 8.4% for the fiscal 2011 fourth quarter, compared with 6.8% for fiscal fourth quarter 2010, or to 9.0% excluding the aforementioned charges. Income from operations for the quarter ended December 31, 2011, included $3.5 million attributable to the extra week.

Net income increased $3.5 million to $9.4 million for the three months ended December 31, 2011, compared with $6.0 million for fiscal fourth quarter 2010. This was primarily attributable to stronger sales and margin improvement as well as additional income from the extra week, partially offset by the store closing and impairment expenses and a higher tax rate.

Earnings per diluted share increased to $0.32 in fiscal fourth quarter 2011 from $0.21 per share in fiscal fourth quarter 2010. Excluding the non-cash items and the tax adjustments, earnings per share in the quarter were $0.38, of which $0.07 per share was attributable to the extra week.

Balance Sheet and Cash Flow

During fiscal 2011, the Company paid down all of its bank debt totaling a net amount of $73 million. Cash and equivalents at December 31, 2011 were $10.8 million. Capital expenditures were $9.9 million in the quarter and $25.0 million for the fiscal year. The majority of these funds were expended on new store openings.

Fiscal 2011 Highlights:

•	Comparable store sales grew 7.4% on a 52-week basis

•	Net sales increased 14.0%

•	Operating income rose 28.8%

•	Fully diluted EPS of $1.52 vs $1.03

•	Opened 48 stores during the year

2012 Outlook

For the current year management expects:

•	To open approximately 52 new stores

•	Comparable store sales growth in mid-single digits

•	Continued improvement in operating income margin

•	Capital expenditures of $32 million

Webcast

The Company’s conference call will be webcast at 8:30 a.m. Eastern Time (ET) today to discuss its fiscal fourth quarter 2011 results. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 45857318. The replay will be available until March 6, 2012.

About Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and other proprietary brands. The Vitamin Shoppe conducts business through more than 500 company-owned retail stores, national mail order catalogs, website, www.VitaminShoppe.com and has a social community site at www.VSconnect.com.

Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/#!/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Net sales	$214,856	$180,276	$856,586	$751,482
Cost of goods sold	140,328	120,618	563,627	501,948

Gross profit	74,528	59,658	292,959	249,534
Selling, general and administrative expenses	56,543	47,368	216,125	189,872

Income from operations	17,985	12,290	76,834	59,662
Loss on extinguishment of debt	83	229	635	1,349
Interest expense, net	249	1,847	2,325	9,517

Income before provision for income taxes	17,653	10,214	73,874	48,796
Provision for income taxes	8,241	4,252	29,010	19,550

Net income	$9,412	$5,962	$44,864	$29,246

Weighted average common shares outstanding
Basic	28,984,731	28,026,972	28,802,103	27,390,419
Diluted	29,697,814	28,889,861	29,556,024	28,338,788
Net income per common share
Basic	$0.32	$0.21	$1.56	$1.07
Diluted	$0.32	$0.21	$1.52	$1.03

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

unaudited

	Three Months Ended		Fiscal Year Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010

Sales:
Retail	$191,501	$159,991	$765,925	$668,008
Direct	23,355	20,285	90,661	83,474

Net sales	$214,856	$180,276	$856,586	$751,482

Income from operations:
Retail	$36,895	$27,872	$147,023	$118,319
Direct	4,330	3,282	16,705	14,863
Corporate costs	(23,240)	(18,864)	(86,894)	(73,520)

Income from operations	$17,985	$12,290	$76,834	$59,662

Increase in comparable store net sales (a)	6.5%	6.5%	7.4%	7.1%
Depreciation and Amortization	$5,395	$4,987	$20,300	$21,112
Impairment charge on fixed assets	$236	$—	$887	$1,326
Impairment charge on intangible assets	$325	$—	$325	$—
Amortization of deferred financing fees	$90	$128	$372	$740

Capital Expenditures	$9,876	$4,124	$25,046	$18,356

Gross profit as a percent of net sales	34.7%	33.1%	34.2%	33.2%
Income from operations as a percent of net sales	8.4%	6.8%	9.0%	7.9%

Store Data:
Stores open at beginning of period	515	472	484	438
Stores opened	14	12	48	47
Stores closed	(1)	—	(4)	(1)

Stores open at end of period	528	484	528	484

(a)	Comparable store net sales are based on a 13-week quarter and a 52-week year.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	December 31, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,754	$25,968
Inventories	121,494	111,305
Prepaid expenses and other current assets	17,905	13,612
Deferred income taxes	2,863	4,033

Total current assets	153,016	154,918
Property and equipment, net	88,677	80,949
Goodwill	177,248	177,248
Other intangibles, net	68,852	69,718
Other assets:
Deferred financing fees, net of accumulated amortization of $672 and $1,961 in 2011 and 2010, respectively	349	816
Other long-term assets	2,463	2,068

Total other assets	2,812	2,884

Total assets	$490,605	$485,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$956	$1,711
Revolving credit facility	—	18,000
Accounts payable	22,279	18,994
Deferred sales	18,859	15,929
Accrued expenses and other current liabilities	41,579	24,325

Total current liabilities	83,673	78,959
Long-term debt	—	55,106
Capital lease obligations, net of current portion	—	977
Deferred income taxes	13,725	20,595
Deferred rent	28,738	27,080
Other long-term liabilities	8,666	5,304

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at at December 31, 2011 and December 25, 2010	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 29,216,888 shares issued and outstanding at December 31, 2011, and 28,627,897 shares issued and outstanding at December 25, 2010	292	286
Additional paid-in capital	256,795	243,558
Retained earnings	98,716	53,852

Total stockholders’ equity	355,803	297,696

Total liabilities and stockholders’ equity	$490,605	$485,717